EXHIBIT 12

Weyerhaeuser Company and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the quarters ended March 31, 2009 and March 30, 2008

(Dollar amounts in millions)

	QUARTER ENDED
	MARCH 31, 2009	MARCH 30, 2008
Available loss:
Loss from continuing operations before interest expense, amortization of debt expense and income taxes	$(327)	$(251)
Add: interest portion of rental expense	10	12
Deduct: undistributed loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	23	35

Available loss	$(294)	$(204)

Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	107	130
Weyerhaeuser Real Estate Company and other related subsidiaries	8	14

Subtotal	115	144
Less: intercompany interest	(1)	(2)

Total interest expense incurred	114	142
Amortization of debt expense	1	2
Interest portion of rental expense	10	12

Total fixed charges	$125	$156

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(419)	$(360)

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries

Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

For the quarters ended March 31, 2009 and March 30, 2008

(Dollar amounts in millions)

	QUARTER ENDED
	MARCH 31, 2009	MARCH 30, 2008
Available loss:
Loss from continuing operations before interest expense, amortization of debt expense and income taxes	$(332)	$(259)
Add: interest portion of rental expense	8	9
Deduct: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	(2)	9
Deduct: undistributed loss before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	96	74

Available loss	$(230)	$(167)

Fixed charges:
Interest expense incurred	107	130
Amortization of debt expense	1	2
Interest portion of rental expense	8	9

Total fixed charges	$116	$141

Ratio of earnings to fixed charges	—	—

Coverage deficiency	$(346)	$(308)